Exhibit 99.1
news
Contact:
Brad Allen
Imation Corp
651-704-5818
bdallen@imation.com
Imation Reports Q4 Revenue of $343.0 Million
and Diluted E.P.S. of $0.52 on Operating Income of $24.6 Million
8.6% Revenue Growth in the Quarter and 7.2% for FY 2005
2006 Outlook Calls for 23% to 27% Revenue Growth
Including Memorex Acquisition
     OAKDALE, MN (January 19, 2006) — Imation Corp (NYSE:IMN) today released financial results for the fourth quarter and full year of 2005. The Company also announced its intention to acquire Memorex International Inc. (See Imation to Acquire Memorex, PR Newswire for details.) As a result of this announcement, Imation accelerated the release of Q4 earnings, previously scheduled for January 25.
     A teleconference is scheduled for 7:30 a.m. CST tomorrow, January 20, 2006 to discuss both announcements. The call in number is 866-253-6509 (U.S.) or 703-639-1208 (outside U.S.). (See web cast and replay information at the bottom of this release.)
Highlights of Q4 and Full Year 2005:
•	Q4 2005 revenue of $343.0 million was up 8.6 percent compared to $315.8 million for Q4 2004; full year revenue of $1,258.1 million is up 7.2 percent compared to full year 2004 revenue of $1,173.7 million.

•	Diluted EPS from continuing operations was $0.52 for Q4 2005; this includes a $1.2 million, or $0.02 per share restructuring charge and a $0.04 per share benefit due to a lower tax rate. Diluted EPS from continuing operations for Q4 2004 was $0.05, which included a $0.36 per share impact of restructuring charges. Diluted earnings per share from continuing operations for the full year were $2.36 in 2005 and $1.03 in 2004. Diluted earnings per share including discontinued operations for the full year were $2.54 in 2005 and $0.84 in 2004.

•	Cash flow from operations totaled $40.4 million in the quarter and $87.7 million for the year. Total cash and liquid investments totaled $507.6 million at year-end, an increase of $33.6 million during the quarter.

     Bruce Henderson, Imation chairman and CEO, said: “Imation’s results for the fourth quarter reflect our continuing revenue and earnings momentum as the Company performed well in all four quarters of 2005. Our data storage markets have been strongest in the Americas and Europe. We have launched several new products which should benefit us going forward, including our Ulysses removable backup hard drive, USB-enabled Micro Hard Drive, and ForceField™ Optical Media, with scratch-resistant coating for CDs and DVDs. We have made substantial progress toward becoming a true lean enterprise and we have benefited from a lower cost structure resulting from our restructuring in 2004.”
Fourth Quarter and FY Financial Highlights — 2004 & 2005

($ millions, except for per share amounts)	Q4 05	Q4 04	FY 05	FY 04
Net Revenues	$343.0	$315.8	$1,258.1	$1,173.7
Gross Profit	$74.1	$71.6	$302.1	$287.8
% of Revenues	21.6%	22.7%	24.0%	24.5%
R&D	$12.2	$13.2	$51.3	$56.5
% of Revenues	3.6%	4.2%	4.1%	4.8%
SG&A	$36.1	$37.3	$146.3	$161.5
% of Revenues	10.5%	11.8%	11.6%	13.8%
Restructuring and Other Items	$1.2	$22.1	$1.2	$25.2
Operating Income	$24.6	$(1.0)	$103.3	$44.6
% of Revenues	7.2%	(0.3)%	8.2%	3.8%
Income from Continuing Operations	$18.4	$1.8	$81.8	$36.5
Diluted Earnings per Share — Continuing Operations	$0.52	$0.05	$2.36	$1.03
Diluted Earnings per Share — Discontinued Operations	$—	$(0.28)	$0.18	$(0.19)
Diluted Earnings per Share — Net Income	$0.52	$(0.23)	$2.54	$0.84
Operating Cash Flows	$40.4	$78.1	$87.7	$128.1
     Net Revenues: Total revenues were $343.0 million for the quarter and $1,258.1 million for the full year, up 8.6 percent and 7.2 percent, respectively, from the comparable periods a year ago. Both the quarter and full year results reflect sales growth in optical products — including the Global Data Media joint venture with Moser Baer, India — flash media, and certain tape cartridge formats, particularly LTO 3 and SDLT cartridges. Growth in the Americas and Europe offset softness in the Asia Pacific region. Volume growth of 18 percent compared to the fourth quarter of 2004, was offset by price declines of eight percent and slightly negative currency impacts of approximately one percent.
     Gross Margin: Gross margin of 21.6 percent in Q4 2005 was 1.1 percentage points below Q4 2004’s margin. This reduction is primarily due to a greater portion of optical, mid range tape and flash products in the product mix. Margins in magnetic tape products were aided by increased utilization of the Tera Ångstrom coater and progress in lean enterprise programs in the Company’s factories. For the full year, gross margin was 24.0 percent versus 24.5 percent in 2004.
     Research & Development (R&D): R&D expenditures of $12.2 million in Q4 and $51.3 million for the year were down 7.6 percent and 9.2 percent, respectively, compared to 2004, reflecting the refocusing of R&D programs that continued in 2005.
     Selling, General & Administrative (SG&A): SG&A spending of $36.1 million in Q4 and $146.3 million for the year was down 3.2 percent and 9.4 percent, respectively, compared to 2004, driven primarily by cost reduction actions taken at the end of 2004, offset in part by inflation and 2005 incentive pay accruals.

     Restructuring and Other Charges: Restructuring and other charges of $1.2 million in Q4 2005 were primarily for facility closing costs associated with the previously announced Tucson plant closing. Restructuring charges of $22.1 million in Q4 2004 were primarily for severance payments for planned staff reductions and included approximately $6 million for non-cash asset impairments.
     Operating Income: Operating income for the quarter was $24.6 million which included restructuring and other charges of $1.2 million, compared to an operating loss of $1.0 million for the fourth quarter of 2004 which included restructuring and other charges of $22.1 million.
     For the full year 2005, operating income was $103.3 million, including restructuring and other charges of $1.2 million compared to operating income of $44.6 million for FY 2004, which included restructuring and other charges of $25.2 million. Operating income improvement for the quarter and the year was driven by the factors cited above in revenue growth and operating expense reductions.
     Non-operating Income/Expense and Taxes: Net non-operating income of $2.4 million in Q4 and $3.4 million for FY 2005 is compared to non-operating expense of $0.9 million and $0.7 million for the comparable periods of 2004. The improvement was due primarily to increased interest income.
     The tax rate in Q4 was approximately 32 percent and the full year 2005 tax rate was approximately 23 percent. 2005 includes a tax benefit of $12 million, or $0.35 per share, related to the favorable resolution of an outstanding tax matter in Q1 2005. This compares to a tax rate of approximately 17 percent in FY 2004. The 2004 rate was favorably impacted by a one-time tax benefit associated with the favorable resolution of a European tax matter and lower taxable income in the United States in part due to the restructuring and other charges incurred during 2004.
     Diluted Earning per Share: Diluted earnings per share from continuing operations were $0.52 in Q4 and $2.36 for the full year 2005, compared to $0.05 and $1.03 for the comparable periods in 2004, respectively. The per share impact of restructuring and other items was $0.36 in Q4 and $0.40 for the full year 2004.
     Cash, Cash Usage and Working Capital: Cash from operations totaled $40.4 million for the quarter and $87.7 million for the year. As of December 31, 2005, the Company held $24.6 million in high quality interest bearing securities with maturities greater than 90 days and thus classified in “Other Assets.” Ending cash and equivalents of $483.0 million, plus these investments, totaled $507.6 million as of December 31, 2005. The Company did not repurchase shares of common stock in the quarter, and has remaining authorization to repurchase an additional 3.3 million shares. Capital spending was $6.9 million in the quarter and $21.6 million for the year. Depreciation and amortization totaled $8.5 million in the quarter and $38.3 million for the year. Days of Inventory were 56 days, down 12 days from Q3, as the Company continued to focus on inventory management. See Comparison of GAAP to Non-GAAP Financial Measures below for a definition of Days of Inventory.
2006 Business Outlook
     The Business Outlook below includes the anticipated impact from closing the acquisition of Memorex no later than mid-Q2 of 2006. The 2006 outlook estimates are subject to change based on timing of the close and final allocation of intangible assets, which will be determined at close.
•	Total Company revenue for the full year 2006 is targeted between $1.54 billion to $1.59 billion which represents growth approximately 23 percent to 27 percent.

•	As the Company finalizes integration plans for Memorex, it anticipates that certain restructuring charges will likely be incurred which would range between $13 million and $17 million. As a result, the impact of the acquisition on 2006 operating income is anticipated to be neutral to slightly positive. After full integration of Memorex, the transaction is expected to be significantly accretive, contributing $32 million to $36 million in annual operating income. See press release: Imation to Acquire Memorex, PR Newswire.

•	Full year 2006 operating income is targeted between $93 million and $98 million and diluted EPS from continuing operations is targeted between $1.70 and $1.80 for the full year 2006. This includes the impact of the acquisition and restructuring actions on 2006 results discussed above as well as the impact of the Company’s adoption of SFAS No. 123R, Share-Based Payment, beginning January 2006, which requires the expensing of equity-based compensation programs. The Company expects an expense in the range of $10 million to $12 million or $0.18 to $0.22 per diluted share related to the adoption in 2006.

•	Operating income excluding the restructuring expense and implementation of FAS 123R discussed above, but including the anticipated 2006 impacts from the acquisition of Memorex, is targeted to be in the range of $120 million to $125 million and earnings per share in the range of $2.20 to $2.29.

•	The table below reconciles the outlook for 2006 Operating Income and Earnings Per Share on a GAAP basis with the items impacting 2006 results discussed above.

Operating
	Revenue	Income	EPS	Comments
	$ Billions	$ Millions	per share
Base Business	$1.28 - $1.31	$105 - $107	$2.02 - $2.06	Growth of 2 - 4% in Revenue & Op Inc

Memorex Base Business	$0.28 - $0.30	$20 - $23	$0.37 - $0.42	Assumes closing date in mid-Q2

Integration cost, amortization, loss of
Acquisition	($0.01 - $0.02)	($4 - $6)	($0.17 - $0.21)	interest income, offset by synergy benefits

Subtotal	$1.54 - $1.59	$120 - $125	$2.20 - $2.29	Before Restructuring & FAS 123R

Possible Restructuring	—	($13 - $17)	($0.24 - $0.30)

Stock-based compensation	—	($10 - $12)	($0.18 - $0.22)	Adoption of FAS 123R

2006 Outlook	$1.54 - $1.59	$93 - $98	$1.70 - $1.80	GAAP Reported
(See Comparison of GAAP to Non-GAAP Financial Measures below.)
•	Capital spending for 2006 is targeted in the range of $25 million to $30 million.

•	Tax rate in 2006 is anticipated to be in a range between 36 and 37 percent.

•	Depreciation and amortization for 2006 is targeted in the range of $39 million to $44 million, including amortization of intangible assets resulting from the Memorex acquisition, ranging between $4 million and $9 million.
Comparison of GAAP to Non-GAAP Financial Measures
     The impact of restructuring and other items, as described above, is provided solely to assist an investor’s understanding of the impact of these items on the comparability of the Company’s operations. This information should not be construed as an alternative to the reported results determined in accordance with accounting principles generally accepted in the United States of America. Operational measures such as days of inventory discussed above, which the Company regularly uses, are provided to assist in the investor’s further understanding of the Company’s operations. Days of inventory is calculated using the current period inventory balance divided by the average of the inventoriable portion of cost of goods sold for the previous 12 months expressed in days.

Web cast and Replay Information
     A live web cast, including presentation slides, of Imation Corp’s fourth quarter teleconference will be available on the Internet on a listen-only basis at www.ir.imation.com or www.streetevents.com. A taped replay of the teleconference will be available beginning at 1:00 PM Central Standard Time on January 20, 2006 until 5:00 PM Central Standard Time on January 26, 2006 by dialing 866-219-1444 (access code 841868). All remarks made during the teleconference will be current at the time of the call and the replay will not be updated to reflect any subsequent material developments.
About Imation Corp
     Imation Corp is a leading developer, manufacturer and supplier of magnetic and optical removable data storage media. Additional information about Imation is available on the Company’s website at www.imation.com, or by calling 1-888-466-3456.
Risk and Uncertainties
     Certain information contained in this press release, which does not relate to historical financial information, including the business outlook, may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause the Company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected. The Company wishes to caution investors not to place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update such statement to reflect events or circumstances arising after such date. Among these factors is the Company’s ability to close the acquisition of Memorex in a timely manner, integrate its operations and achieve anticipated benefits and cost synergies, continuing uncertainty in global economic conditions that make it particularly difficult to predict product demand, the Company’s ability to meet its cost reduction and revenue growth targets, its ability to introduce new offerings in a timely manner either independently or in association with OEMs or other third parties, its ability to achieve the expected benefits in a timely manner from the Moser Baer and other strategic relationships, including the Global Data Media joint venture, the competitive pricing environment, foreign currency fluctuations, the outcome of litigation, its ability to secure adequate supply of certain high demand products, the ready availability and price of energy, availability of key raw materials or critical components, the market acceptance of newly introduced product and service offerings, the rate of decline for certain existing products as well as various factors set forth, from time to time, in the Company’s filings with the Securities and Exchange Commission.

IMATION CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except for per share amounts)
(Unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2005	2004	2005	2004
Net revenue	$343.0	$315.8	$1,258.1	$1,173.7
Cost of goods sold	268.9	244.2	956.0	885.9

Gross profit	74.1	71.6	302.1	287.8
Operating expenses:
Selling, general and administrative	36.1	37.3	146.3	161.5
Research and development	12.2	13.2	51.3	56.5
Restructuring and other	1.2	22.1	1.2	25.2

Total	49.5	72.6	198.8	243.2
Operating income	24.6	(1.0)	103.3	44.6
Other (income) and expense:
Interest income	(3.9)	(1.7)	(11.6)	(5.1)
Interest expense	0.2	0.1	0.7	0.6
Other, net	1.3	2.5	7.5	5.2

Total	(2.4)	0.9	(3.4)	0.7
Income from continuing operations before income taxes	27.0	(1.9)	106.7	43.9
Income tax provision	8.6	(3.7)	24.9	7.4

Income from continuing operations	18.4	1.8	81.8	36.5
Discontinued Operations:
Income from operations of discontinued business, net of income taxes	—	2.7	1.5	5.8
Gain on disposal of discontinued business, net of income taxes	—	(12.4)	4.6	(12.4)

Income from discontinued operations net of income taxes	—	(9.7)	6.1	(6.6)
Net income	$18.4	$(7.9)	$87.9	$29.9

Basic earnings per common share:
Continuing operations	$0.54	$0.05	$2.41	$1.04
Discontinued operations	$—	$(0.29)	$0.18	$(0.19)
Net income	$0.54	$(0.23)	$2.59	$0.85
Diluted earnings per common share:
Continuing operations	$0.52	$0.05	$2.36	$1.03
Discontinued operations	$—	$(0.28)	$0.18	$(0.19)
Net income	$0.52	$(0.23)	$2.54	$0.84
Weighted average basic shares outstanding	34.2	33.9	33.9	35.0
Weighted average diluted shares outstanding	35.1	34.4	34.6	35.6
Cash dividend per share	$0.12	$0.10	$0.46	$0.38

IMATION CORP.
CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	December 31,	December 31,
	2005	2004
ASSETS
Current assets
Cash and equivalents	$483.0	$397.1
Accounts receivable — net	194.7	181.0
Inventories	134.9	131.3
Other current assets	75.6	76.6

Total current assets	888.2	786.0

Property, plant and equipment — net	195.0	214.4
Other assets	63.0	110.2

Total assets	$1,146.2	$1,110.6

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$131.8	$128.2
Accrued payroll	22.2	11.7
Other current liabilities	91.1	135.3

Total current liabilities	245.1	275.2

Other liabilities	45.8	48.6

Shareholders’ equity	855.3	786.8

Total liabilities and shareholders’ equity	$1,146.2	$1,110.6

Certain of the Company’s funds are in active cash management and are thus classified in other current assets or other assets depending on the remaining maturity. Total cash and equivalents plus these investments are as follows:

	December 31,	December 31,
	2005	2004
Cash and equivalents	$483.0	$397.1
Cash investments	24.6	42.5

Total cash and other cash investments	$507.6	$439.6

IMATION CORP.
SUPPLEMENTAL INFORMATION
(Unaudited)
Operations & Cash Flow — Additional Information ($ Millions)

	Quarter ended December 31,		Year ended December 31,
	2005	2004	2005	2004
Gross Profit	$74.1	$71.6	$302.1	$287.8
Gross Margin %	21.6%	22.7%	24.0%	24.5%
Operating Income	$24.6	$(1.0)	$103.3	$44.6
Operating Income %	7.2%	-0.3%	8.2%	3.8%
Capital Spending	$6.9	$7.4	$21.6	$35.8
Depreciation	$7.6	$9.4	$33.0	$37.0
Amortization	$0.9	$2.3	$5.3	$9.3
Tax Rate	32%	N/A	23%	17%
Asset Utilization Information *

	December 31,	December 31,
	2005	2004
Days Sales Outstanding (DSO)	46	45
Days of Inventory Supply	56	53
Debt to Total Capital	0.0%	0.0%
Other Information

Approximate employee count as of December 31, 2005:	2,100
Book value per share as of December 31, 2005:	$24.94
Shares used to calculate book value per share (millions):	34.3
In the fourth quarter of 2005, Imation did not repurchase shares of its stock. Authorization for repurchase additional 3.3 million shares remains outstanding.
Revenues by Area ($ Millions)

	Quarter ended December 31,		Year ended December 31,
	2005	2004	2005	2004
United States	$117.3	$112.6	$450.9	$447.9
% of total	34%	36%	36%	38%
International	$225.7	$203.2	$807.2	$725.8
% of total	66%	64%	64%	62%

*	These operational measures, which the Company regularly uses, are provided to assist in the investor’s further understanding of the Company’s operations.

Days Sales Outstanding is calculated using the count-back method, which calculates the number of days of most recent revenues that are reflected in the net accounts receivable balance.

Days of Inventory Supply is calculated using the current period inventory balance divided by the average of the inventoriable portion of cost of goods sold for the previous 12 months expressed in days.

Debt to Total Capital is calculated by dividing total debt (long term plus short term) by total shareholders’ equity and total debt.